                                                                    Exhibit 99.1

CONTACT: Jay D. Kranzler, MD, PhD, CEO and Chairman of the Board
                Manda Hall, Investor Relations Administrator
                Cypress Bioscience, Inc.
                (858) 452-2323

               Cypress Bioscience, Inc. Enters Into Agreements for
                        Private Placement of $17 Million

SAN DIEGO, CA - February 21, 2002 - Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced that it had entered into agreements to sell up to 6,882,591 shares of common stock and warrants to purchase up to 3,441,296 shares of common stock, for a total of up to $17 million, to selected institutional and other accredited investors. When completed, Cypress will have approximately 13,231,812 million shares of common stock outstanding.

Closing of the financing is contingent upon continued listing of the Company's securities on The Nasdaq SmallCap Market and receipt of stockholder approval. In January 2002, Cypress announced that it had received notice from Nasdaq that it was not in compliance with the minimum tests for net tangible assets or stockholders' equity for The SmallCap Market, and that the Company's securities were subject to delisting. Today, Cypress will attend a hearing with the Nasdaq Listing Qualifications Panel to review the staff determination.

The Company has filed a proxy with the Securities Exchange Commission to seek stockholder approval for the contemplated financing, as required under the rules of the National Association of Securities Dealers, since the proposed securities represent more than 20% of Cypress' common stock outstanding and have been sold in a private financing at a price below market. For each two shares of common stock bought, the purchaser will receive a warrant to acquire one share of common stock at a premium to the current market price. The purchase price for the combined security is $2.47, based on a 10% discount off the 10-day average closing bid price for the period ending February 15, 2002. A Special Stockholder's Meeting pursuant to which the Company is soliciting stockholder approval of the financing has been scheduled for March 25, 2002.

                                     (more)

The common stock and the warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration. The Company plans to use substantially all of the net proceeds from the transaction for conducting clinical trials, for working capital and other general corporate purposes.

About Cypress Bioscience, Inc.
-----------------------------

Cypress is committed to be the innovator and commercial leader in providing products that improve the diagnosis and treatment of patients with fibromyalgia syndrome, or FMS. In January 2001, the Company began a strategic initiative focusing on FMS. In August 2001, Cypress licensed its first product for clinical development, milnacipran, to treat the widespread pain associated with FMS. For more information about Cypress, please visit the Company's web site at www.cypressbio.com. For more information about FMS, please visit
------------------
www.FMSresource.com.
-------------------

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements, including
-------------------------
statements about the contemplated financing and the continued listing of the Company's common stock on The Nasdaq SmallCap Market, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K and any subsequent SEC filings. In addition, there is the risk that we may not successfully close the contemplated financing, that we may not prevail at the hearing with the Nasdaq Listing Qualifications Panel and that our securities may be delisted from The Nasdaq SmallCap Market, that we may not be able to successfully develop or market any products for the treatment of FMS under the Pierre Fabre agreement or at all; that our clinical development plan or timeline for milnacipran may be delayed, including our plan to begin treating patients in a Phase II clinical trial in early 2002; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS; that milnacipran may not significantly improve the treatment of FMS, that we will not be successful in identifying or developing products under the Georgetown agreement; that Fresenius may not be able to successfully market the PROSORBA column; and that we may not receive any future royalties under our revised agreement with Fresenius. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                                       ###